Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Third Quarter and

Nine Months 2014 Financial Results

ELKHART, IN – October 30, 2014 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the third quarter and nine months ended September 28, 2014.

Third Quarter 2014 Financial Results

Net sales for the third quarter of 2014 increased $41.5 million or 28.3%, to $188.1 million from $146.6 million in the same quarter of 2013. The increase was primarily attributable to a 34% increase in the Company’s revenue from the RV industry, which represented 73% of the Company’s third quarter 2014 sales. According to industry sources, wholesale unit shipments in the RV industry increased approximately 8% in the third quarter of 2014 compared to the third quarter of 2013. For the third quarter of 2014, the Company’s revenue from the MH industry increased 12% from the prior year period, while revenue from the industrial market increased 19%. The Company estimates that wholesale unit shipments in the MH industry, which represented 16% of third quarter 2014 sales, rose approximately 8% from the third quarter of 2013. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 11% of the Company’s third quarter 2014 sales, and reflected an approximate 15% increase in new housing starts in the third quarter of 2014 compared to the prior year.

The Company estimates its organic growth in the third quarter of 2014 at approximately 7%, or $10.2 million of its total revenue increase. The remaining $31.3 million of the revenue increase in the third quarter of 2014 reflects the contribution of the acquisitions completed in 2013 and 2014. As previously announced, the Company acquired the business and certain assets of PolyDyn3, LLC in September 2014, and of Precision Painting, Inc., Carrera Custom Painting, Inc., Millennium Paint, Inc., and TDM Transport, Inc. (collectively, “Precision”) and Foremost Fabricators, LLC in June 2014.

The Company’s RV content per unit (on a trailing twelve-month basis) for the third quarter of 2014 increased approximately 17% to $1,488 from $1,271 for the comparable period in 2013. The estimated MH content per unit (on a trailing twelve-month basis) for the third quarter of 2014 increased to $1,619 from $1,599 for the comparable period in 2013.

Patrick reported operating income of $12.5 million in the third quarter of 2014, an increase of $3.5 million or 39.2%, from the $9.0 million reported in the third quarter of 2013. Third quarter 2014 net income was $7.3 million or $0.68 per diluted share compared to net income of $5.5 million or $0.51 per diluted share in the third quarter of 2013.

Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our third quarter revenue growth which continues to be supported by our acquisition initiatives, our focus on bringing value added products to our customer base, and growth in all three of the end markets we serve. Our gross margin improved in the third quarter compared to the prior year period primarily reflecting contributions from increased volumes and acquisitions, as well as our disciplined cost control and management of certain low margin business. We have added capacity where appropriate in advance of projected demand, ensuring that we are positioned to fulfill our customers’ orders on a timely basis, and continue to leverage our fixed costs over our sales base. In addition, we saw positive sentiment exhibited by both dealers and OEMs during the RV manufacturer open houses in September, which we expect will be reflected in industry order levels consistent with past seasonal trends as we move later into the fourth quarter of 2014 and into the first quarter of 2015.”

Nine Months 2014 Financial Results

Net sales for the first nine months of 2014 increased $97.8 million or 21.8%, to $546.1 million from $448.3 million in the same period in 2013. For the first nine months of 2014, the Company’s revenue from the RV industry, which represented 75% of its nine months 2014 sales, increased by 24%. According to industry sources, RV industry wholesale unit shipments increased approximately 9% in the first nine months of 2014 compared to the prior year. Company revenue from the MH industry, which represented 14% of the Company’s nine months 2014 sales, rose 10% compared to the prior year as MH wholesale unit shipments, as estimated by the Company, increased by approximately 6%. The Company’s revenue from the industrial market increased 22% compared to the prior year and benefited primarily from improved residential cabinet, and office, medical and institutional furnishings sales. The industrial market, which accounted for 11% of the Company’s nine months 2014 sales, saw new housing starts increase by approximately 9% for the first nine months of 2014 compared to the prior year. The Company estimates that approximately 56% of its industrial market sales are tied to the residential housing sector and its sales to the industrial market generally lag new housing starts by approximately six to nine months.

The Company estimates its organic growth in the first nine months of 2014 at approximately 10%, or $43.1 million of its total revenue increase. The remaining $54.7 million of the revenue increase in the first nine months of 2014 reflects the contribution of the 2013 and 2014 acquisitions.

For the first nine months of 2014, Patrick reported operating income of $39.8 million, an increase of $7.5 million or 23.1%, from the $32.3 million reported in the first nine months of 2013. Nine months 2014 net income was $23.4 million or $2.18 per diluted share compared to net income of $19.0 million or $1.76 per diluted share in the first nine months of 2013.

In February 2014, the Company’s Board of Directors authorized an increase in the amount of the Company’s stock that may be acquired through the existing stock repurchase program over the following 12 months to $20.0 million, including approximately $3.9 million available under the previous authorization. In the third quarter of 2014, the Company repurchased 78,183 shares at an average price of $41.50 per share for a total cost of approximately $3.2 million. In the first nine months of 2014, the Company repurchased 172,729 shares at an average price of $40.11 per share for a total cost of approximately $6.9 million. Since the inception of the stock repurchase program in February 2013 through October 24, 2014, the Company has repurchased in the aggregate 704,137 shares at an average price of $25.47 per share for a total cost of approximately $17.9 million.

Patrick’s total assets increased $89.6 million to $263.8 million at September 28, 2014 from $174.2 million at December 31, 2013, primarily reflecting overall growth and the addition of acquisition-related assets. Total debt outstanding at September 28, 2014 increased $52.3 million to $107.3 million from $55.0 million at December 31, 2013, reflecting the funding of acquisitions, stock repurchases, and capital expenditures, net of debt reduction.

“Our strong cash flows, revenue, operating income and net income for the first nine months of 2014 have allowed us to continue to strengthen our balance sheet and, consistent with our capital allocation strategy, reinvest in our business through acquisitions, stock repurchases, and capital expenditures, while maintaining a leverage position that allows us the flexibility to execute on key strategic initiatives,” stated Mr. Cleveland. “Our key focus areas for the remainder of 2014 and into 2015 include strategic revenue growth through the acquisition of businesses and product lines that meet our organizational strategic criteria, capturing market share, and increasing our per unit content.”

Mr. Cleveland further noted, “Our organization’s success is centered on bringing the highest level of quality products and services to our customers, and executing on our strategic initiatives with the goal of increasing growth and profitability as well as shareholder value. We believe the dedication of our team members and our focus on delivering value to our customer base, in combination with the acquisitions we have completed over the past four years, will continue to provide positive contributions to our operating profitability and afford us the opportunity to gain additional market share in the RV, MH and industrial markets.”

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its third quarter 2014 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Thursday, October 30, 2014 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	THIRD QUARTER ENDED		NINE MONTHS ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013

NET SALES	$188,138	$146,623	$546,143	$448,319
Cost of goods sold	158,110	124,800	457,149	378,900
Gross profit	30,028	21,823	88,994	69,419

Operating expenses:
Warehouse and delivery	6,842	5,293	19,613	14,539
Selling, general and administrative	9,339	7,001	26,604	21,411
Amortization of intangible assets	1,408	548	3,036	1,588
(Gain) loss on sale of fixed assets	(51)	6	(27)	(424)
Total operating expenses	17,538	12,848	49,226	37,114
OPERATING INCOME	12,490	8,975	39,768	32,305
Interest expense, net	694	541	1,750	1,615
Income before income taxes	11,796	8,434	38,018	30,690
Income taxes	4,542	2,982	14,637	11,662
NET INCOME	$7,254	$5,452	$23,381	$19,028

BASIC NET INCOME PER COMMON SHARE	$0.68	$0.51	$2.19	$1.77

DILUTED NET INCOME PER COMMON SHARE	$0.68	$0.51	$2.18	$1.76

Weighted average shares outstanding – Basic	10,657	10,655	10,689	10,759
– Diluted	10,720	10,697	10,744	10,800

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (unaudited)	Sept. 28, 2014	Dec. 31, 2013

CURRENT ASSETS
Cash and cash equivalents	$2,712	$34
Trade receivables, net	44,076	22,644
Inventories	76,989	56,510
Deferred tax assets	4,095	3,762
Prepaid expenses and other	3,566	4,749
Total current assets	131,438	87,699

Property, plant and equipment, net	53,663	42,117
Goodwill and other intangible assets, net	76,594	42,106
Deferred financing costs, net	1,109	1,283
Other non-current assets	1,005	982
TOTAL ASSETS	$263,809	$174,187

CURRENT LIABILITIES
Accounts payable	$36,334	$18,826
Accrued liabilities	13,821	13,585
Total current liabilities	50,155	32,411

Long-term debt	107,261	55,000
Deferred compensation and other	2,444	2,546
Deferred tax liabilities	2,273	1,920
TOTAL LIABILITIES	162,133	91,877

SHAREHOLDERS’ EQUITY	101,676	82,310
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$263,809	$174,187

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